CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
LADD Furniture, Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 33-53341, 333-3129, 333-19565, and 333-19539) on Form S-8 of LADD Furniture,
Inc. of our reports dated February 7, 1997, relating to the consolidated balance sheets of LADD Furniture, Inc. and subsidiaries as of December 30, 1995 and December 28, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 28, 1996 which reports appear in the December 28, 1996 annual report on Form 10- K of LADD Furniture, Inc. contained in the Appendix to the Proxy Statement for the 1997 Annual Shareholders Meeting.


                                                     KPMG Peat Marwick LLP

Greensboro, North Carolina
March 26, 1997



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